EXHIBIT 23.2
                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ECB Bancorp, Inc.:


We consent to the use of our reports on the supplemental consolidated financial statements of ECB Bancorp, Inc. and subsidiary included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 4, 1998, except note 15 which is as of July 22, 1998, contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of ECB Bancorp, Inc. and The East Carolina Bank on July 22, 1998, which has been accounted for in a manner similar to a pooling-of-interests as described in note 15 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consumation. These consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of ECB Bancorp, Inc. and subsidiary after financial statements covering the date of consummation of the business combination are issued. Additionally, our report contains an explanatory paragraph that states that the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions.

                                                   /s/  KPMG Peat Marwick LLP

Raleigh, North Carolina
August 19, 1998